EXHIBIT A
     As consideration for the Adviser’s services to each of the following Funds, the Adviser shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month. The Adviser will pay all of the expenses of each Fund of the Trust except for the advisory fee, brokerage expenses, taxes, interest, fees and expenses of the Independent Trustees (including any Trustee’s counsel fees), acquired fund fees and expenses, litigation expenses and other extraordinary expenses.

Annual % of average
Fund	daily net assets
DJ STOXX 50® ETF	0.29%
DJ EURO STOXX 50® ETF	0.29%
SPDR® Dow Jones International Real Estate ETF	0.59%
SPDR® FTSE/Macquarie Global Infrastructure 100 ETF	0.59%
SPDR® MSCI ACWI ex-US ETF	0.34%
SPDR® Russell/Nomura PRIME™ Japan ETF	0.50%
SPDR® Russell/Nomura Small Cap™ Japan ETF	0.55%
SPDR® S&P® Russia ETF	0.59%
SPDR® S&P® China ETF	0.59%
SPDR® S&P® Emerging Asia Pacific ETF	0.59%
SPDR® S&P® Emerging Markets ETF	0.59%
SPDR® S&P® Emerging Europe ETF	0.59%
SPDR® S&P® Emerging Latin America ETF	0.59%
SPDR® S&P® Emerging Middle East & Africa ETF	0.59%
SPDR® S&P® World ex-US ETF	0.34%
SPDR® S&P® International Small Cap ETF	0.59%
SPDR® S&P® BRIC 40 ETF	0.50%
SPDR® S&P® International Dividend ETF	0.45%
SPDR® S&P® International Mid Cap ETF	0.45%
SPDR® S&P® Emerging Markets Small Cap ETF	0.65%
SPDR® Dow Jones Global Real Estate ETF	0.50%
SPDR® S&P® Global Natural Resources ETF	0.40%
SPDR® S&P® International Consumer Discretionary Sector ETF	0.50%
SPDR® S&P® International Consumer Staples Sector ETF	0.50%
SPDR® S&P® International Energy Sector ETF	0.50%
SPDR® S&P® International Financial Sector ETF	0.50%
SPDR® S&P® International Health Care Sector ETF	0.50%
SPDR® S&P® International Industrial Sector ETF	0.50%
SPDR® S&P® International Materials Sector ETF	0.50%
SPDR® S&P® International Technology Sector ETF	0.50%
SPDR® S&P® International Telecommunications Sector ETF	0.50%
SPDR® S&P® International Utilities Sector ETF	0.50%
SPDR® S&P® Emerging Markets Dividend ETF	0.59%
SPDR® S&P® Asia Pacific ETF*	0.34%
SPDR® S&P® Europe ETF*	0.34%
SPDR® S&P® Emerging Africa ETF*
SPDR® S&P® Emerging South East Asia*

Annual % of average
Fund	daily net assets
SPDR® S&P®Emerging GCC-Middle East ETF*
SPDR® S&P®Ireland ETF*
SPDR® S&P®Brazil ETF*
SPDR® S&P®India ETF*

*	The Fund is registered but not operational
Dated: February 23, 2011